Exhibit 99.2

                                                              September 21, 2001

                    RICHTON SHAREHOLDER ELECTION INSTRUCTIONS
                    -----------------------------------------

These instructions are to apply to the "Election Form/Letter of Transmittal" which is attached.

If approved by Richton's shareholders, the merger will close shortly after the shareholder meeting, and the deadline for receipt of election forms/letters of transmittal by The Bank of New York will be 5:00 p.m., Eastern Time on Monday, October 1, 2001. Accordingly, shareholders should take appropriate steps to ensure that properly completed election forms/letters of transmittal, accompanied by stock certificates or a properly completed Notice of Guaranteed Delivery to which the election form/letter of transmittal relates, are received by The Bank of New York by the deadline to ensure that an effective election has been made.

We encourage all shareholders on whose behalf stock/cash election forms and stock certificates were submitted on or prior to Tuesday, September 11th to confirm with their brokers, or if appropriate The Bank of New York, that their election forms and certificates have been received by The Bank of New York and have not been lost. If a shareholder's election form is lost or a shareholder is concerned that its election form and certificate(s) may be lost, such shareholder should promptly complete the enclosed election form, and send it to the address below to ensure that the shareholder's election request can be honored.

In the event that a shareholder has not yet sent in the election form and stock certificates, such shareholder should do so promptly, using the (white) envelope provided herewith, to the following address:

By Hand Delivery                             By Courier Delivery
----------------                             -------------------
The Bank of New York                         The Bank of New York
Tender and Exchange Department               Tender and Exchange Department
c/o Depository Trust Company                 385 Rifle Camp Road
55 Water Street                              Second Floor
New York, New York 10041                     West Paterson, New Jersey 07424

You may also use the green envelope previously provided. Arrangements have been made to re-route all mail sent to the Church Street Station post office.

In addition, for eligible institutions only, facsimile transmissions may be made to (973) 247-4511, and confirmed at 973-247-4076.

If you have any questions regarding the election form/letter of transmittal, please call The Bank of New York at (800) 507-9357.